EXHIBIT 99.1

For Immediate Release February 14, 2002

Lori Fisher (314) 694-8535

PROGRESS IN RESEARCH AND BREEDING
ENRICH MONSANTO’S FUTURE PRODUCT PLANS

     NEW YORK, Feb. 14, 2002 — Monsanto Company’s top scientist says focused research and breeding programs are developing a rich collection of new products to help farmers grow more food while reducing their use of chemical insecticides.

“Our technologies are differentiated from our competitors with a ‘best in class’ capability to discover and commercialize seeds and traits,” said Robert T. Fraley, Ph.D., chief technology officer for St. Louis-based Monsanto.

     His comments were made at the Goldman Sachs Sixth Annual AgChemicals/AgBiotechnology Conference.

     “We believe this is a very attractive business and we are in a position to deliver steady profit growth through innovation for our customers,” Fraley said. As examples, he cited:

•	A foundation of strong and growing core businesses, including Roundup, the world’s most popular herbicide brand, and healthy DeKalb and Asgrow seed businesses.

•	Leadership in biotechnology, with more than half of all U.S. product approvals and a growing number of acres worldwide.

•	Leadership in the application of breeding technologies to create new seed varieties and new traits.

•	The best new-product pipeline in the industry.

     Since 1999, the company’s research and development programs have been focused on four key food and fiber crops — corn, oilseeds, cotton and wheat. More than 85 percent of the company’s R&D investment targets biotechnology and seed breeding while competitors typically devote a majority of their research to chemicals.

     “Our concentrated research has resulted in step-change improvements in productivity. Simply put, we can create more new products faster to build on our existing leadership,” Fraley said.

     Two near-term products now undergoing government reviews are YieldGard Rootworm corn and Bollgard II cotton.

     YieldGard Rootworm corn is protected against a significant insect pest and can reduce the use of chemical insecticides while offering better control against damage that can reduce crop yield. The second-generation cotton product controls more insect pests and can further reduce the use of chemical insecticides in cotton.

     Global biotech crop area continues to grow and surpassed 130 million acres in 2001 (53 million hectares). Acreage planted with Monsanto’s biotech traits increased by 14 percent in 2001 and now totals 118 million acres (48 million hectares).

     Monsanto Company (NYSE: MON) is an 85-percent owned subsidiary of Pharmacia Corporation (NYSE: PHA). Pharmacia has announced plans to spin off its ownership interest in Monsanto to Pharmacia shareowners during the fourth quarter of 2002.

     Monsanto is a leading provider of agricultural solutions to growers worldwide. Monsanto’s employees provide top-quality, cost-effective and integrated approaches to help farmers improve their productivity and produce better quality foods. For more information on Monsanto, see www.Monsanto.com.

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Note to Editors: YieldGard and Bollgard are trademarks of Monsanto Technology LLC.